SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 13, 2020 (February 7, 2020) Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1550 Market St. #350

Denver, CO 80202

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 7, 2020, RLH DC LLC completed the sale of the Hotel RL Washington D.C. (the “Hotel”) to UIP Acquire, LLC a District of Columbia limited liability company (the “Purchaser”). The purchase price for the Hotel was $16.35 million, which was paid in cash at closing.

RLH DC LLC is a wholly owned subsidiary of RLS DC Venture, LLC. RLS DC Venture, LLC is a variable interest entity in which Red Lion Hotels Corporation (the “Company”) holds a 55% interest, and therefore the Company consolidates the assets, liabilities and results of operations of this entity.

Proceeds from the sale of the Hotel, combined with the release of a loan reserve, were used to pay closing costs and repay a property level mortgage, including an accrued exit fee, and a prepayment penalty to the lender. See Item 2.04 below for additional information. No additional funds will be available for distribution to the members of RLS DC Venture, LLC, including the Company, as a result of the sale of the Hotel.

At closing, the Purchaser entered into a franchise agreement with Red Lion Hotels Franchising, Inc., a wholly owned subsidiary of the Company, to continue to operate the hotel under the Hotel RL® brand. The franchise agreement provides for a five (5) year term, and requires the payment of monthly royalty and program fees based upon the Hotel’s room count, with a minimum payment of $300,000 in royalty and program fees during the term. In the event the franchise agreement is terminated prior to the end of the license term for any reason, the Purchaser is required to pay to the Company the difference between $300,000 and the royalty and program fees paid at the date of termination. In addition, early termination of the franchise agreement by Red Lion Franchising upon default of the franchisee, or termination of the agreement by the franchisee without cause, will require the franchisee to pay a termination fee. Purchaser will not be required to pay a termination fee, and may cancel the franchise agreement upon 90 days written notice, in the event that the Hotel is converted to a different use (e.g. extended stay hotel and/or multi-family property).

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Pursuant to the terms of the mortgage loan agreement between RLH DC LLC and CP Business Finance I, LP (the “Lender”), upon the sale of the Hotel the net proceeds from the sale, together with a release of $2.3 million in a loan reserve held by the Lender, were used to pay the outstanding $17.7 million principal balance on the loan, including an accrued exit fee, plus a prepayment penalty of $568,198, which was the amount of the remaining cash and PIK interest that would have been payable from the prepayment date through May 31, 2020.

Item 7.01. Regulation FD Disclosure.

Non-GAAP Financial Measures

The following is a reconciliation of pro forma Adjusted EBITDA to amounts previously reported, to reflect (i) the sale of the Company’s hotels in Atlanta, GA, and Salt Lake City, UT, as previously reported and (ii) the sale of the Hotel as described in Item 2.01 of this filing:

	Nine Months ended September 30, 2019	Year Ended December 31, 2018
Adjusted EBITDA from continuing operations- as previously reported	$10,624	15,766
Less: Red Lion Airport Hotel Atlanta asset sale	(191)	(3,613)
Less: Hotel RL Salt Lake City asset sale	(1,617)	(2,397)
Less: Asset sold with this filing	(777)	(893)

Pro Forma Adjusted EBITDA	$8,039	8,863

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness. Adjusted EBITDA is an additional measure of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. Refer to our previously filed 10-K for the year ended December 31, 2018 filed on March 8, 2019 and 10-Q for the nine months ended September 30, 2019 filed on November 12, 2019 for the reconciliation from net income to adjusted EBITDA and further discussion of Non-GAAP measures.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

Attached hereto as Exhibit 99.1 and incorporated by reference herein is unaudited pro forma consolidated financial information of the registrant that gives effect to (i) the sale of the Company’s hotels in Atlanta, GA and Salt Lake City, UT and (ii) the sale of the Hotel and the repayment of principal on the property level debt as described in Item 2.01 of this Form 8-K.

(d) Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Unaudited pro forma consolidated financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: February 13, 2020	By:	/s/ Julie Shiflett
Julie Shiflett
Executive Vice President and Chief Financial Officer (Principal Financial Officer)